Exhibit 99.1

FOR IMMEDIATE RELEASE

WMS REPORTS FISCAL 2013 SECOND QUARTER RESULTS

Waukegan, Ill. – February 6, 2013—WMS Industries Inc. (NYSE:WMS) today reported revenue of $157.5 million and net income of $4.3 million, or $0.08 per diluted share, for the quarter ended December 31, 2012, inclusive of a $2.0 million after-tax impact, or $0.04 per diluted share, for a discrete non-U.S. tax item and $2.5 million of pre-tax expense, or $0.03 per diluted share, for costs incurred in the process leading to the recently announced definitive merger agreement with Scientific Games Corporation (NASDAQ:SGMS). These results compare to revenue of $162.2 million and net income of $16.1 million, or $0.29 per diluted share, in the December 2011 quarter, which included a benefit of $2.1 million pre-tax, or $0.02 per diluted share, related to the settlement of litigation.

Net income and diluted earnings per share in the December 2012 quarter reflect a year-over-year increase in research and development and online marketing expenses to support growth in the Company’s interactive products and services initiatives, as well as the impact of the two interactive acquisitions completed in the June 2012 quarter. In addition, December results reflect the ongoing development and commercialization of a greater number of new participation and for-sale games and cabinets, including the new Blade™ and Gamefield xD™ cabinets with WMS’ CPU-NXT®3 operating system, both of which are on schedule to launch in the March 2013 quarter.

Recent Highlights:

•

Gaming operations revenues increased $8.0 million on a year-over-year basis and $1.6 million on a quarterly sequential basis to $72.7 million, primarily reflecting continued interactive products and services revenue growth, as well as growth in the installed participation base, which was 342 gaming machines higher at December 31, 2012 than at December 31, 2011.

•	Cash flow provided by operating activities for the six months ended December 31, 2012, was $71.2 million, a year-over-year increase of $5.5 million or 8%.

•

During the quarter, Jackpot Party® Social Casino, the fourth most-popular casino game on Facebook® as measured by number of daily active users, generated continued revenue growth, averaging more than $100,000 a day in revenues after the Facebook payment processing fee, primarily due to higher monetization rates and higher average daily payments by paying players.

•

Jackpot Party Social Casino was launched on the Apple® iOS on the iPhone® during December. As a native application on iOS available in the Apple iTunes Store®, the app quickly became among the top ten largest grossing casino game apps on the iPhone from Apple.

•

WMS was selected by the Western Canada Lotteries Corporation to replace existing VLT units throughout the province of Saskatchewan, adding to its previous selection by the Alberta Liquor and Gaming Commission and Manitoba Lotteries Corporation to participate in their VLT replacement initiatives.

•	In the December quarter, WMS agreed to make its library of classic slot gaming content available to the British Columbia Lottery Corporation for its online casino.

•	In the December 2012 quarter, WMS’ innovative new My Poker® video poker dedicated gaming machines were introduced at casinos in several regional locations.

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WMS Reports Fiscal Second Quarter Results, 2/6/2013	page 2

“WMS’ progress with the commercialization of new innovative game content and products is evident in the sequential quarterly growth of domestic replacement units shipped and solid demand for our Canadian and Illinois VLT units,” said Brian R. Gamache, Chairman and Chief Executive Officer. “Importantly, in the current quarter we have installed our new unique Gamefield xD participation gaming machines at casinos in New Jersey and expect initial installations in more jurisdictions throughout the quarter. Further, following the December 2012 launch of our My Poker® video poker platform in select regional locations, we have now launched the product at Station Casinos’ properties in the Las Vegas area and continue to roll it out in additional casinos in various jurisdictions. We also recently shipped our first units of the sleek, new Blade cabinet to a casino in Detroit. Customer demand for the Blade cabinet is running at record levels for a WMS product launch and in the March and June quarters we expect to ship more than twice the units we shipped in the first two quarters after launching our Bluebird2 cabinet almost five years ago. We also have very high customer demand for the Gamefield xD product. In its first four weeks of being orderable, we have booked more than 500 unit placements. The early performance of our new video poker product is also very encouraging and we have more than 750 My Poker gaming machines shipped to-date or on order. Reflecting the commercialization of these multiple new cabinet launches, in the current quarter WMS will go from having the oldest set of gaming machines amongst our competitive set to offering the freshest group of new cabinets.

“In addition, with the revenue growth achieved to date for interactive products and services, our investment in this attractive new product distribution channel is proving to be very prudent,” continued Gamache. “The early success of Jackpot Party Social Casino contributed to the $12 million in year-over-year revenue growth from interactive products and services.”

Fiscal 2013 Second Quarter Financial Review

The following table summarizes key components related to revenue generation for the three months ended December 31, 2012, and 2011 (dollars in millions, except unit, per unit and per day data):

	Three Months Ended December 31,		Increase/(Decrease)
	2012	2011	Amount	%
Total Revenues	$157.5	$162.2	$(4.7)	(2.9)

Product Sales Revenues:
New gaming machine sales revenues	$75.6	$79.1	$(3.5)	(4.4)
Other product sales revenues	9.2	18.4	(9.2)	(50.0)

Total product sales revenues	$84.8	$97.5	$(12.7)	(13.0)

Average sales price per new unit	$15,558	$16,325	$(767)	(4.7)

New unit shipments to the U.S. and Canada	2,778	2,759	19	0.7
New unit shipments to International markets	2,080	2,087	(7)	(0.3)

Total new units on which revenue was recognized	4,858	4,846	12	0.2
Used unit shipments	924	1,575	(651)	(41.3)

Total unit shipments	5,782	6,421	(639)	(10.0)

Conversion kit unit sales	1,390	5,000	(3,610)	(72.2)
Cost of product sales	$43.2	$48.7	$(5.5)	(11.3)

Financial Table Continued on Next Page

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WMS Reports Fiscal Second Quarter Results, 2/6/2013	page 3

	Three Months Ended December 31,		Increase/(Decrease)
	2012	2011	Amount	%
Gaming Operations Revenues:
Participation revenues	$54.6	$58.4	$(3.8)	(6.5)
Interactive products and services revenues	13.0	1.2	11.8	nm
Other gaming operations revenues	5.1	5.1	—	—

Total gaming operations revenues	$72.7	$64.7	$8.0	12.4

Installed base of participation units at period end	9,624	9,282	342	3.7
Average installed participation units	9,281	9,376	(95)	(1.0)
Average daily revenue per participation unit	$63.89	$67.62	$(3.73)	(5.5)
Cost of gaming operations	$13.7	$14.4	$(0.7)	(4.9)

Product Sales Revenues

Total product sales revenues for the December 2012 quarter were $84.8 million compared to $97.5 million in the prior-year period. WMS shipped 2,778 new gaming machines to customers in the U.S. and Canada, inclusive of 1,060 VLTs for Canada and 204 VLTs for the new Illinois VLT market. Total global shipments increased 1,067 units on a quarterly sequential basis, and were flat on a year-over-year basis. Lower demand in the December quarter for our current gaming cabinets reflects heightened interest by customers in purchasing the new Blade cabinet after seeing it at G2E®, which resulted in some customers deferring purchases of Bluebird2 gaming machines. This purchase behavior is not unusual for the launch of a new gaming product. Although these deferrals impacted our total shipments, we sold 3,245 Bluebird2-style cabinets and 1,412 Bluebird xD cabinets in the December quarter. Replacement units shipped to U.S. and Canadian customers were 2,434 units, inclusive of the Canadian VLT units, compared with 2,200 gaming machines in the prior-year period, while new gaming machine sales for new casino openings and expansions totaled 344 units compared with approximately 600 units in the December 2011 quarter. WMS shipped 2,080 new units, or 43% of total global new unit shipments, to international customers in the December 2012 quarter, compared to 2,087 new units, or 43% of global sales in the year-ago period. The Company’s average sales price of $15,558 declined on a quarterly sequential and year-over-year basis primarily reflecting the mix impact and lower average selling prices associated with VLTs and the new Bluebird®2-lite cabinet for select international markets, as well as the impact of the competitive marketplace and challenges from having a five-year old cabinet just ahead of launching the Blade cabinet.

Other product sales revenues declined by 50% to $9.2 million, reflecting lower conversion kit sales revenue compared to the record level in the year-ago period, and lower used gaming machine revenues as a result of a smaller number of trade-in units accepted which, translated into a smaller number of unit sales at slightly lower prices than the year-ago period.

Gaming Operations Revenues

Gaming operations revenues increased $8.0 million to $72.7 million in the December 2012 quarter from $64.7 million in the year-ago period, marking the second consecutive quarter of year-over-year growth in gaming operations revenues. The installed participation base at December 31, 2012 increased by 342 units over the prior year and was essentially flat with the installed base of 9,632 units at September 30, 2012. The average installed participation base for the December 2012 quarter declined by 95 units year over year to 9,281 units primarily reflecting the impact of units that were offline during the quarter as a result of superstorm Sandy affecting Eastern U.S. casinos, coupled with one customer removing units at the beginning of the quarter. Average revenue per day in the quarter of $63.89 per unit compares to average revenue per day of $65.23 in the September 2012 quarter and $67.62 in the December 2011 quarter.

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WMS Reports Fiscal Second Quarter Results, 2/6/2013	page 4

Revenues from interactive products and services increased $3.5 million, or 37% on a quarterly sequential basis to $13.0 million and were up from $1.2 million in the prior-year period, primarily reflecting the growing success of the Company’s July 2012 launch of the Jackpot Party Social Casino on Facebook.

The Jackpot Party Social Casino is now the fourth most popular social casino on Facebook based on the number of daily active users. Revenue growth for interactive products and services also reflects organic growth in WMS’ UK-based B2C online website and the addition of Phantom EFX retail sales and Jadestone game server integration revenues.

Other gaming operations revenues were flat on a year-over-year basis at $5.1 million.

Costs and Expenses

The following table summarizes key components of costs and expenses for the three months ended December 31, 2012, and 2011 ($ in millions):

	Three Months Ended December 31,		Increase/(Decrease)
	2012	2011	Amount		%
Costs and Expenses:
Cost of product sales	$43.2	$48.7	$(5.5)		(11.3)
As a percentage of product sales revenues	50.9%	49.9%	100	bp	2.0
Cost of gaming operations	13.7	14.4	(0.7)		(4.9)
As a percentage of gaming operations revenues	18.8%	22.3%	(350	)bp	(15.7)
Research and development expense	26.7	23.7	3.0		12.7
As a percentage of total revenues	17.0%	14.6%	24	0bp	16.4
Selling and administrative expense	37.9	33.2	4.7		14.2
As a percentage of total revenues	24.1%	20.5%	360	bp	17.6
Depreciation and amortization expense	29.0	21.2	7.8		36.8
As a percentage of total revenues	18.4%	13.1%	530	bp	40.5

Total costs and expenses	$150.5	$141.2	$9.3		6.6

Operating income	$7.0	$21.0	$(14.0)		(66.7)

Operating margin	4.4%	12.9%	(850	)bp	(65.9)

Cost of product sales declined $5.5 million to $43.2 million in the December 2012 quarter primarily reflecting the lower unit cost of VLTs, lower gaming machine unit costs due to the Company’s strategic sourcing, supply chain and other continuous improvement initiatives, and lower sales of used gaming machines and conversion kit units. As a percent of product sales revenues, cost of product sales increased to 50.9% from 49.9% primarily reflecting the lower average sales price associated with VLTs.

Cost of gaming operations declined $0.7 million primarily reflecting the low costs associated with the revenues from interactive products and services and a more favorable jackpot expense experience on wide-area progressive games. As a result, cost of gaming operations as a percent of gaming operations revenues improved 350 basis points.

Research and development expenses in the December 2012 quarter increased $3.0 million year over year to $26.7 million. The expected increase reflects the incremental expense from two interactive acquisitions in the June 2012 quarter and higher development costs, including an increase in staffing required for porting WMS’ library of slot gaming content for distribution as interactive products and services, coupled with a modest increase in spending to support the development of the Company’s innovative new casino gaming products.

Selling and administrative expenses in the December 2012 quarter increased $4.7 million year over year and $3.5 million on a quarterly sequential basis to $37.9 million. The increase reflects $2.5 million of costs incurred in the process leading up to the recently announced definitive merger agreement with

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WMS Reports Fiscal Second Quarter Results, 2/6/2013	page 5

Scientific Games Corporation, the impact of the two acquisitions in the June 2012 quarter, the previously planned increase in online marketing costs to expand the player base for interactive products, a modest increase to support the overall growth of interactive products and services, and the incremental expenses related to the Company’s implementation of an upgraded enterprise-wide ERP system partially offset by ongoing cost savings initiatives.

Depreciation and amortization expense of $29.0 million in the December 2012 quarter increased $7.8 million on a year over year basis and $1.0 million on a quarterly sequential basis. The year-over-year increase reflects the Company’s investment in its installed base of participation gaming machines over the last 12 months, depreciation associated with the completion of a major new facility, implementation of an upgraded enterprise-wide ERP system and the amortization of finite-lived intangible assets from the two acquisitions completed in the June 2012 quarter.

Cash Flow and Balance Sheet

Cash flow provided by operating activities for the six months ended December 31, 2012, increased $5.5 million to $71.2 million, reflecting higher depreciation and amortization, share-based compensation, a lower negative impact from the change in operating assets and liabilities and tax impacts, partially offset by lower net income and other non-cash items. Total receivables, net declined to $362.4 million at December 31, 2012, from $387.8 million at September 30, 2012, and compare with $405.1 million at June 30, 2012, and reflect a $44.0 million, or 36%, decrease in long-term notes receivable during the last six months. Inventory was $55.7 million, or $13.4 million lower than at December 31, 2011, primarily reflecting operational improvements and lower finished goods inventory, and was up slightly from the $53.3 million in inventory at June 30, 2012. Total current liabilities at December 31, 2012, declined $55.2 million from June 30, 2012, due to lower accounts payables and lower accrued liabilities reflecting the timing of income tax payments.

Net cash used in investing activities increased in the December 2012 six-month period to $78.0 million compared with $73.5 million for the six months ended December 2011, reflecting a $3.0 million increase in capital deployed for gaming operations equipment and $1.8 million higher expenditures for property, plant and equipment partially offset by a $0.3 million decrease in capital deployed to acquire or license intangible and other non-current assets. For the December 2012 quarter, capital expenditures for gaming operations equipment and property, plant and equipment declined by $3.1 million year over year and $20.3 million sequentially from the September 2012 quarter.

Net cash provided by financing activities was $18.5 million compared to the use of $2.3 million of cash in the prior-year six-month period primarily due to a $32.1 million decline in stock repurchase activity, partially offset by $10.0 million of lower net borrowings under the Company’s line of credit.

Total cash, cash equivalents and restricted cash was $87.8 million at December 31, 2012, and long-term debt was $85.0 million.

Adjusted EBITDA, a non-GAAP financial metric (see reconciliation to net income schedule at the end of this release), decreased to $48.5 million in the December 2012 quarter compared with $57.7 million in the prior-year period. The adjusted EBITDA margin for the December 2012 quarter was 30.8% compared with 35.6% in the year-ago period.

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WMS Reports Fiscal Second Quarter Results, 2/6/2013	page 6

About WMS

WMS serves the gaming industry worldwide by designing, manufacturing and marketing games, video and mechanical reel-spinning gaming machines, video lottery terminals and in gaming operations, which consists of the placement of leased participation gaming machines in legal gaming venues. The Company also develops and markets digital gaming content, products, services and end-to-end solutions that address global online wagering and play-for-fun social, casual and mobile gaming opportunities. WMS also addresses customers’ gaming floor evolution with its WAGE-NET® networked gaming solution, a suite of systems technologies and applications designed to increase customers’ revenue generating capabilities and operational efficiency. More information on WMS can be found at www.wms.com or visit the Company on Facebook®, Twitter® or YouTube®.

MONOPOLY is a trademark of Hasbro. Used with permission. ©2013 Hasbro. All rights reserved.

THE WIZARD OF OZ and all related characters and elements are trademarks of and © Turner Entertainment Co. (s13)

This press release contains forward-looking statements concerning our future business performance, strategy, outlook, plans, products and liquidity. Forward-looking statements may be typically identified by such words as “may,” “will,” “should,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “continue,” “project,” and “intend,” among others. These forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from the expectations expressed in the forward-looking statements. Although we believe that the expectations reflected in our forward-looking statements are reasonable, any or all of our forward-looking statements may prove to be incorrect. Consequently, no forward-looking statements may be guaranteed. We undertake no obligation to update such forward looking statements, all of which are made only as of this date, February 6, 2013. Factors which could cause our actual results to differ from those projected or contemplated in any such forward-looking statements include, but are not limited to, the following factors: (1) there is a risk that the acquisition of WMS (“the acquisition”) pursuant to the recently announced merger agreement with Scientific Games may not be consummated, on a timely basis or otherwise; (2) our business may be disrupted while the acquisition by Scientific Games is pending or if the acquisition is not consummated as our ability to transact business with customers, suppliers and other business partners may be adversely affected; (3) it may be difficult for us to retain and recruit employees in vital areas while the acquisition is pending or if it fails; (4) in the event our recently announced acquisition by Scientific Games is not consummated, the price of our stock may be affected; (5) there could be unexpected costs, charges or expenses resulting from the pending acquisition; (6) in connection with the recent implementation of our enterprise resource planning system, there is the risk of inaccurate data or reporting and significant design errors that could have a negative effect on our operating results and impact our ability to manage our business which could constitute significant deficiencies; (7) delay or refusal by regulators to approve our new gaming platforms, cabinet designs, game themes and related hardware and software; (8) changes in regulations or regulatory interpretations that may adversely affect existing product placements or future placements; (9) an inability to introduce in a timely manner new games and gaming machines that achieve and maintain market acceptance; (10) a decrease in the desire of casino customers to upgrade gaming machines or allot floor space to leased or participation games, resulting in reduced demand for our products; (11) a reduction in capital spending or interruption in payments by casino customers associated

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WMS Reports Fiscal Second Quarter Results, 2/6/2013	page 7

with business weakness or economic uncertainty that adversely affects our customers’ ability to make purchases or pay; (12) a greater-than-expected demand for operating leases by customers over outright product sales or sales financing leases that shift revenue recognition from a single period to the term of such operating leases; (13) a reduction in play levels of our participation games by casino patrons, whether due to economic conditions or increased placements of competitive product; (14) inability of suppliers of key components to timely meet our requirements to fulfill customer orders; (15) increased pricing or promotional competitive activity that adversely affects our average selling price or product revenues; (16) a failure to obtain and maintain our gaming licenses and regulatory approvals; (17) failure of customers or players to adapt to the new technologies that we introduce in new product concepts; (18) a software anomaly or fraudulent manipulation of our gaming machines and software; (19) a failure to obtain the right to use or an inability to adapt to rapid development of new technologies; (20) an infringement claim seeking to restrict our use of material technologies; (21) risks of doing business in international markets, including political and economic instability, terrorist activity, changes in importation and repatriation regulations such as currently experienced in Argentina, and foreign currency fluctuations; and (22) the unfavorable outcome of any legal proceedings in which we may be involved from time to time. These factors and other factors that could cause actual results to differ from expectations are more fully described under “Item 1. Business”, “Item 1A. Risk Factors” and “Legal Proceedings” in our Annual Report on Form 10-K for the year ended June 30, 2012, and our more recent reports filed with the U.S. Securities and Exchange Commission.

CONTACT:
William Pfund	Joseph Jaffoni or Richard Land
Vice President, Investor Relations	JCIR
WMS Industries Inc.	212/835-8500 or wms@jcir.com
847/785-3167 or bpfund@wms.com

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WMS Reports Fiscal Second Quarter Results, 2/6/2013	page 8

WMS INDUSTRIES INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in millions of U.S. dollars and millions of shares, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2012	2011	2012	2011
REVENUES:
Product sales	$84.8	$97.5	$172.8	$184.6
Gaming operations	72.7	64.7	143.8	133.2

Total revenues	157.5	162.2	316.6	317.8

COSTS AND EXPENSES:

Cost of product sales (1)	43.2	48.7	84.5	91.5
Cost of gaming operations (1)	13.7	14.4	28.9	28.7
Research and development	26.7	23.7	54.3	48.1
Selling and administrative	37.9	33.2	72.3	71.5
Depreciation and amortization (1)	29.0	21.2	57.0	43.8
Impairment and restructuring charges	—	—	—	9.7

Total costs and expenses	150.5	141.2	297.0	293.3

OPERATING INCOME	7.0	21.0	19.6	24.5

Interest expense	(1.0)	(0.4)	(1.7)	(0.8)
Interest income and other income and expense, net	3.9	4.2	6.3	6.9

Income before income taxes	9.9	24.8	24.2	30.6
Provision for income taxes	5.6	8.7	10.6	10.7

NET INCOME	$4.3	$16.1	$13.6	$19.9

Earnings per share:
Basic	$0.08	$0.29	$0.25	$0.36

Diluted	$0.08	$0.29	$0.25	$0.35

Weighted-average common shares:
Basic common stock outstanding	54.5	55.6	54.5	55.9

Diluted common stock and common stock equivalents	54.6	55.8	54.6	56.2

1)	Depreciation and amortization includes the following amounts attributable to cost of product sales and cost of gaming operations:

Cost of product sales	$2.1	$1.4	$4.1	$2.8
Cost of gaming operations	$17.8	$13.1	$35.4	$27.2

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in millions of U.S. dollars)

(unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2012	2011	2012	2011
Net income	$4.3	$16.1	$13.6	$19.9
Foreign currency translation adjustment, net of taxes	1.2	(2.3)	4.1	(5.4)

Total comprehensive income	$5.5	$13.8	$17.7	$14.5

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WMS Reports Fiscal Second Quarter Results, 2/6/2013	page 9

WMS INDUSTRIES INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions of U.S. dollars and millions of shares)

	December 31, 2012	June 30, 2012
	(unaudited)	(audited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$72.8	$62.3
Restricted cash and cash equivalents	15.0	13.8

Total cash, cash equivalents and restricted cash	87.8	76.1
Accounts and notes receivable, net of allowances of $8.2 and $6.9, respectively	284.1	282.8
Inventories	55.7	53.3
Other current assets	46.4	40.1

Total current assets	474.0	452.3

NON-CURRENT ASSETS:
Long-term notes receivable, net	78.3	122.3
Gaming operations equipment, net of accumulated depreciation and amortization of $250.6 and $227.1, respectively	122.1	115.7
Property, plant and equipment, net of accumulated depreciation and amortization of $159.1 and $142.0, respectively	236.6	226.7
Intangible assets, net	175.4	178.9
Deferred income tax assets	40.6	39.3
Other assets, net	19.7	18.9

Total non-current assets	672.7	701.8

TOTAL ASSETS	$1,146.7	$1,154.1

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$59.3	$84.8
Accrued compensation and related benefits	7.9	9.5
Other accrued liabilities	48.4	76.5

Total current liabilities	115.6	170.8

NON-CURRENT LIABILITIES:
Long-term debt	85.0	60.0
Deferred income tax liabilities .	22.7	22.7
Other non-current liabilities	25.1	23.3

Total non-current liabilities	132.8	106.0

Commitments, contingencies and indemnifications	—	—

STOCKHOLDERS’ EQUITY:
Preferred stock (5.0 shares authorized, none issued)	—	—
Common stock (200.0 shares authorized and 59.7 shares issued)	29.8	29.8
Additional paid-in capital	446.9	443.5
Treasury stock, at cost (5.1 and 4.9 shares, respectively)	(144.2)	(144.1)
Retained earnings	568.5	554.9
Accumulated other comprehensive loss	(2.7)	(6.8)

Total stockholders’ equity	898.3	877.3

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,146.7	$1,154.1

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WMS Reports Fiscal Second Quarter Results, 2/6/2013	page 10

WMS INDUSTRIES INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions of U.S. dollars)

(unaudited)

	Six Months Ended December 31,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$13.6	$19.9
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	47.2	37.1
Amortization of intangible and other assets	17.9	14.2
Share-based compensation	8.0	7.6
Other non-cash items	2.4	10.2
Deferred income taxes	(1.3)	(2.0)
Tax benefit from exercise of stock options	—	(0.2)
Change in operating assets and liabilities	(16.6)	(21.1)

Net cash provided by operating activities	71.2	65.7

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to gaming operations equipment	(38.6)	(35.6)
Additions to property, plant and equipment	(32.9)	(31.1)
Payments to acquire or license intangible and other non-current assets	(6.5)	(6.8)

Net cash used in investing activities	(78.0)	(73.5)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings under revolving credit facility	63.0	35.0
Repayments of borrowings under revolving credit facility	(38.0)	—
Purchases of treasury stock	(5.0)	(37.1)
Additional consideration related to acquisitions	(2.6)	—
Cash received from exercise of stock options and employee stock purchase plan	1.1	2.1
Debt issuance costs	—	(2.5)
Tax benefit from exercise of stock options	—	0.2

Net cash provided (used) by financing activities	18.5	(2.3)

Effect of exchange rates on cash and cash equivalents	(1.2)	(1.3)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	10.5	(11.4)
CASH AND CASH EQUIVALENTS, beginning of period	62.3	90.7

CASH AND CASH EQUIVALENTS, end of period	$72.8	$79.3

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WMS Reports Fiscal Second Quarter Results, 2/6/2013	page 11

WMS INDUSTRIES INC.

Supplemental Data – Earnings per Share

(in millions of U.S. dollars and millions of shares, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2012	2011	2012	2011
Net income	$4.3	$16.1	$13.6	$19.9

Basic weighted average common shares outstanding	54.5	55.6	54.5	55.9
Dilutive effect of stock options	0.0	0.1	0.0	0.2
Dilutive effect of restricted common stock and warrants	0.1	0.1	0.1	0.1

Diluted weighted average common stock and common stock equivalents	54.6	55.8	54.6	56.2

Basic earnings per share of common stock	$0.08	$0.29	$0.25	$0.36

Diluted earnings per share of common stock and common stock equivalents	$0.08	$0.29	$0.25	$0.35

Supplemental Data – Reconciliation of Net Income to Adjusted EBITDA

(in millions of U.S. dollars)

(unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2012	2011	2012	2011
Net income	$4.3	$16.1	$13.6	$19.9

Net income	$4.3	$16.1	$13.6	$19.9
Depreciation	24.2	17.8	47.2	37.1
Amortization of intangible and other assets	8.9	7.6	17.9	14.2
Provision for income taxes	5.6	8.7	10.6	10.7
Interest expense	1.0	0.4	1.7	0.8
Share-based compensation	3.6	5.0	8.0	7.6
Other non-cash items	0.9	2.1	2.4	10.2

Adjusted EBITDA	$48.5	$57.7	$101.4	$100.5

Adjusted EBITDA margin	30.8%	35.6%	32.0%	31.6%

Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, share-based compensation and other non-cash items, including non-cash impairment and restructuring charges) and adjusted EBITDA margin are supplemental non-GAAP financial metrics used by our management and commonly used by industry analysts to evaluate our financial performance. Adjusted EBITDA and adjusted EBITDA margin provide additional useful information to investors regarding our ability to service debt and are commonly used financial analysis metrics for measuring and comparing gaming companies in areas of liquidity, operating performance, valuation and leverage. Adjusted EBITDA and adjusted EBITDA margin should not be construed as an alternative to operating income (as an indicator of our operating performance) or net cash provided by operating activities (as a measure of liquidity) as determined in accordance with U.S. generally accepted accounting principles. All companies do not calculate adjusted EBITDA and adjusted EBITDA margin in necessarily the same manner, and WMS’ presentation may not be comparable to those presented by other companies.

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